Exhibit 99.1

IHEARTMEDIA, INC. REPORTS
RESULTS FOR 2019 SECOND QUARTER

San Antonio, TX, August 15, 2019 – iHeartMedia, Inc. (NASDAQ: IHRT) today reported financial results for the quarter ended June 30, 2019. IHRT successfully emerged from Chapter 11 on May 1, 2019 with a streamlined capital structure and completed the listing of its shares on the NASDAQ stock exchange (ticker: “IHRT”) on July 18, 2019.
Financial Highlights

Second Quarter

▪	Revenue of $913.3 million, up 2.4% year-over-year

–	Excluding political revenue[1], revenue increased 3.9%

–	Digital revenue increased 32.8% year-over-year

▪	Operating income of $181.6 million was up 0.2% year-over-year

▪	Adjusted EBITDA[1] of $262.9 million, up 3.2% year-over-year

–	Adjusted EBITDA margins[1] improved to 28.8% from 28.6%, up 20 basis points year-over-year

Year-to-Date

▪	Revenue of $1,709.1 million, up 2.7% year-over-year

–	Excluding political revenue[1], revenue increased 3.7%

–	Digital revenue increased 30.6% year-over-year

▪	Operating income of $200.7 million was down from $243.3 million in the six months ended June 30, 2018 due to non-cash impairment charge of $91.4 million in first quarter of 2019

▪	Adjusted EBITDA[1] of $419.9 million, up 6.4% year-over-year

–	Adjusted EBITDA margins[1] improved to 24.6% from 23.7%, up 90 basis points year-over-year

2019 Full Year Guidance

▪	Reaffirming consolidated revenue growth of low single digits

▪	Adjusted EBITDA margins expected to be 27-29%

▪	Expect to generate free cash flow of $250-$275 million in the second half of the year, resulting in expected cash at year-end of $375-$400 million

–	Available cash anticipated to be used primarily for debt reduction

1See Supplemental Disclosure Regarding Non-GAAP Financial Information.

“iHeartMedia is the number one audio company in America and the only true multi-platform audio company able to reach consumers at scale,” said Bob Pittman, Chairman and CEO of iHeartMedia, Inc. “There are two segments of the audio sector -- radio, which provides companionship and connection when people want to join the world; and the music collection segment, which people use when they want to tune out and escape the world. As the leader in the radio, or companionship, segment of the audio sector, iHeartMedia uses its unparalleled reach and consumer connection to deliver a compelling experience for our audiences and revenue opportunities across our multiple platforms. As we look ahead, iHeartMedia intends to increase our share of radio advertising spend, participate in TV and digital advertising revenue pools, extend our leadership in podcasting and drive sponsorship revenue.”

“We successfully emerged from Chapter 11 on May 1, 2019 and are pleased that the restructuring process resulted in a capital structure that matches our successful operating business. We now have an iHeart business that will focus exclusively on increasing our lead as the number one audio company in the U.S. As demonstrated in our results, iHeartMedia’s increased revenue and overall positive financial performance reflects the resilience and growth of our businesses and the value of our recent investments, particularly in podcasting and data and analytics,” said Rich Bressler, President, Chief Operating Officer, and Chief Financial

Officer. “We are focused on building long-term shareholder value through a combination of operational and capital structure initiatives and we are prioritizing de-leveraging in our capital allocation policies.”

Key Operational Highlights

Continued to outperform the broadcast radio industry

▪	Outperformed the broadcast radio industry by over 350 basis points this year alone, according to Miller Kaplan.

▪	iHeartMedia is ranked #1 in over 4 times more markets than the next largest broadcast group in its top 160 markets.

▪	iHeartMedia reaches 275 million Americans - more than the top two closest broadcast radio competitors combined.

Extended leadership in the fast-growing podcast segment

▪	#1 commercial podcaster in America measured by monthly downloads and unique listeners as measured by Podtrac.

▪	More than 300% growth in podcast listeners on the iHeartRadio app in the last year.

▪	Expanded unique monthly podcast audience by 277% year over year - faster than any other major company.

▪
Launched new original podcasts on iHeartRadio, including “Insomniac,” hosted by Scott Benjamin, “Sleepwalkers,” hosted by Emmy and Peabody Award winner Oz Woloshyn and co-hosted by Karah Preiss, former host of The Huffington Post science show “Talk Nerdy To Me,” and “Life Will Be the Death of Me,” hosted by comedian Chelsea Handler.

Produced events that enhance artist partnerships, provide crossover promotions for our stations and deliver unique brand building and activation opportunities to advertisers

▪
Announced the lineup for the “2019 iHeartRadio Music Festival,” the annual two-day event hosted at Las Vegas’ T-Mobile Arena, which will be broadcast live via iHeartMedia radio stations across more than 150 markets and will air on a televised special on The CW Network and will be live-streamed on The CW App.

▪
Hosted the “2019 iHeartRadio Wango Tango Presented by The JUVÉDERM® Collection of Dermal Fillers” at the Dignity Health Sports Park in Los Angeles, which was exclusively broadcast in a 90-minute television special on Freeform, livestreamed by LiveXLive, and aired on iHeartMedia radio stations across 100 markets.

▪
Showcased Country music’s biggest superstars at the sixth annual “iHeartCountry Festival Presented by Capital One®” at the Frank Erwin Center in Austin, Texas, which was broadcasted live in over 100+ local markets and on iHeartRadio.com, as well as livestreamed exclusively on LiveXLive.

Expanded our reach through digital and social channels

▪	Posted our 12th consecutive month of year-over-year total listening hours growth, as of June 2019.

▪	Finished the quarter with more than 130 million registered users on the iHeartRadio app.

▪	Recorded 13 million monthly unique visitors on Snapchat and 23 million monthly unique visitors on YouTube.

Consolidated Results of Operations
GAAP and Non-GAAP Measures

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	Three Months Ended June 30,	%
	2019	2019	2019	2018	Change
Revenue	$635,646	$277,674	$913,320	$891,764	2.4%
Operating income	$133,688	$47,891	$181,579	$181,239	0.2%
Net income (loss)	$38,793	$11,298,524	$11,337,317	$(69,899)	nm
Adjusted EBITDA[1]	$194,753	$68,097	$262,850	$254,784	3.2%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	Six Months Ended June 30,	%
	2019	2019	2019	2018	Change
Revenue	$635,646	$1,073,471	$1,709,117	$1,664,536	2.7%
Operating income	$133,688	$67,040	$200,728	$243,349	(17.5)%
Net income (loss)	$38,793	$11,184,141	$11,222,934	$(486,893)	nm
Adjusted EBITDA[1]	$194,753	$225,149	$419,902	$394,758	6.4%
Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information throughout the press release.

[1]
See the end of this press release for reconciliations of (i) Adjusted EBITDA to net income (loss) and (ii) revenue, excluding political advertising revenue, to revenue. See also the definition of Adjusted EBITDA and Adjusted EBITDA margin under the Supplemental Disclosure section in this release.

[2]	See Supplemental Disclosure Regarding Non-GAAP Financial Information.
As of June 30, 2019, we had 145,274,997 common shares and warrants outstanding, including 56,873,782 shares of Class A Common Stock, 6,947,567 shares of Class B Common Stock and 81,453,648 special warrants. The Class B Common Stock and the special warrants are convertible on a 1:1 basis into shares of Class A Common Stock, upon satisfaction of certain conditions.

Second Quarter 2019 Results
Revenue increased $21.6 million, or 2.4%, during the second quarter of 2019 as compared to the second quarter of 2018. Revenue increased as a result of higher digital revenue which increased $22.5 million driven by growth in podcasting, primarily as a result of our acquisition of Stuff Media in October 2018, as well as other digital revenue, including live radio and other on-demand services. Broadcast spot revenue decreased $7.8 million, primarily driven by an $8.1 million decrease in political revenue as a result of 2018 being a mid-term congressional election year, partially offset by increased programmatic buying by our national customers. Revenue from our Network businesses, including both Premiere and Total Traffic & Weather, increased $8.9 million, and Audio and Media Services revenue decreased $2.9 million as a result of a $4.1 million decrease in political revenue.
Direct operating expenses increased $13.1 million, or 5.0%, during the second quarter of 2019 as compared to the second quarter of 2018. Higher direct operating expenses were driven primarily by higher variable expenses, including digital royalties, content costs and production expenses from higher podcasting and digital subscription revenue. We also incurred a $1.2 million increase as a result of the application of fresh start accounting, and a $1.2 million increase due to the impact of the adoption of the new leasing standard in the first quarter of 2019. SG&A expenses increased $2.5 million, or 0.8%, during the second quarter of 2019 as compared to the second quarter of 2018. Higher employee costs, primarily driven by the acquisitions of Stuff Media and Jelli in the fourth quarter of 2018, were partially offset by lower commissions as a result of our revenue mix and by a $1.3 million impact as a result of the application of fresh start accounting.
Operating income increased $0.3 million, or 0.2%, during the second quarter of 2019 as compared to the second quarter of 2018.
Net income of $11.3 billion during the second quarter of 2019 was driven by a net gain of $9.5 billion recognized in relation to our emergence from bankruptcy and a $1.8 billion gain on disposal of our Outdoor business.
The Company's Adjusted EBITDA increased 3.2% to $262.9 million during the second quarter of 2019 as compared to the second quarter of 2018.
YTD 2019 Results
Revenue increased $44.6 million, or 2.7%, during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018. The increase in revenue is primarily due to higher digital revenue of $39.1 million driven by growth in podcasting, primarily as a result of our acquisition of Stuff Media in October 2018, as well as other digital revenue, including live radio and other on-demand services and revenue from our Network businesses, including both Premiere and Total Traffic & Weather, which increased

$15.0 million. Broadcast spot revenue decreased $10.7 million, primarily due to a $10.9 million decrease in political revenue as a result of 2018 being a mid-term congressional election year. Audio and Media Services revenue decreased $0.9 million due to a $5.1 million decrease in political revenue.
Direct operating expenses increased $39.2 million, or 7.8%, during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018. Higher direct operating expenses were driven primarily by higher digital royalties, content costs and compensation-related expenses from higher podcasting and digital subscription revenue, as well as higher production costs related to our events, including the iHeartRadio Music Awards. We also incurred a $2.4 million increase in lease expense due to the impact of the adoption of the new leasing standard in the first quarter of 2019. SG&A expenses decreased $10.8 million, or 1.6%, during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018. The decrease in our SG&A expenses was due to lower trade and barter expenses, primarily resulting from timing, partially offset by higher employee costs, primarily driven by the acquisitions of Stuff Media and Jelli in the fourth quarter of 2018.
Operating income decreased $42.6 million, or 17.5%, during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 as a result of a $91.4 million non-cash impairment charge recorded in the first quarter of 2019.
Net income of $11.2 billion in the six months ended June 30, 2019 was driven by a net gain of $9.5 billion recognized in relation to our emergence from bankruptcy and a $1.8 billion gain on disposal of our Outdoor business.
The Company's Adjusted EBITDA increased 6.4% to $419.9 million during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018.
Liquidity and Financial Position
As of June 30, 2019, we had $127.2 million of cash on our balance sheet. We made cash interest payments of $137.5 million in the six months ended June 30, 2019 compared to $206.9 million in the six months ended June 30, 2018. For the six months ended June 30, 2019, cash provided by operating activities was $43.0 million, cash used for investing activities was $278.9 million and cash used for financing activities was $56.2 million.
Capital expenditures for the six months ended June 30, 2019 were $53.6 million compared to $27.3 million in the six months ended June 30, 2018. We estimate total capital expenditures for 2019 to be between $110 million and $120 million.
Our emergence from bankruptcy resulted in a new capital structure with significantly lower levels of long-term debt and a corresponding decrease in debt service requirements after emergence compared to historical debt levels. Our consolidated long-term debt decreased from $20.5 billion to approximately $5.8 billion.
Our primary sources of liquidity are cash on hand, which consisted of $127.2 million as of June 30, 2019, cash flow from operations and borrowing capacity under our ABL Facility. As of June 30, 2019, we had no borrowings outstanding under the ABL Facility, a borrowing base of $450.0 million and $59.2 million of outstanding letters of credit, resulting in $390.8 million of excess availability. We expect that our primary uses of liquidity will be to fund our working capital, make interest payments and voluntary prepayments of principal payments on our long-term debt, capital expenditures and other obligations.
Over the past ten years, we have transitioned our Audio business from a single platform radio broadcast operator to a company with multiple platforms including podcasting, networks and live events. We have also invested in numerous technologies and businesses to increase the competitiveness of our inventory with our advertisers and our audience. We believe that our ability to generate cash flow from operations from these business initiatives and borrowing capacity under our ABL Facility, taken together, will provide sufficient resources to operate our businesses, fund capital expenditures and other obligations and make principal and interest payments on our long-term debt that will ultimately de-lever our balance sheet over time.
On August 7, 2019, we completed the sale of $750.0 million in aggregate principal amount of 5.25% Senior Secured Notes due 2027 (the "Notes") in a private placement. We used the net proceeds from the Notes, together with cash on hand, to prepay at par $740.0 million of borrowings outstanding under our Term Loan Facility. Our Term Loan Facility called for quarterly principal payments of approximately $8.75 million in addition to interest payments at LIBOR + 4.00%.  As a result of our $740 million pre-payment, no such principal payments are required for the remaining term of the Term Loan Facility - resulting in an approximately $35 million annual reduction in required debt service payments.  In addition, annual cash interest payments are expected to be approximately $7 million lower than would have been required before the refinancing transaction.

Comparison of operating performance:

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	Three Months Ended June 30,	%
	2019	2019	2019	2018	Change
Revenue	$635,646	$277,674	$913,320	$891,764	2.4%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	184,291	92,581	276,872	263,752	5.0%
Selling, general and administrative expenses (excludes depreciation and amortization)	227,140	103,552	330,692	328,200	0.8%
Corporate expenses (excludes depreciation and amortization)	34,390	18,979	53,369	52,478	1.7%
Depreciation and amortization	59,383	14,544	73,927	64,877
Impairment charges	—	—	—	—
Other operating income (expense), net	3,246	(127)	3,119	(1,218)
Operating income	$133,688	$47,891	$181,579	$181,239	0.2%
Depreciation and amortization	59,383	14,544	73,927	64,877
Other operating expense (income), net	(3,246)	127	(3,119)	1,218
Non-cash compensation expense	1,889	5,430	7,319	6,856
Restructuring and reorganization expenses	3,039	105	3,144	594
Adjusted EBITDA[1]	$194,753	$68,097	$262,850	$254,784	3.2%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	Six Months Ended June 30,	%
	2019	2019	2019	2018	Change
Revenue	$635,646	$1,073,471	$1,709,117	$1,664,536	2.7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	184,291	359,696	543,987	504,818	7.8%
Selling, general and administrative expenses (excludes depreciation and amortization)	227,140	436,345	663,485	674,292	(1.6)%
Corporate expenses (excludes depreciation and amortization)	34,390	66,020	100,410	105,376	(4.7)%
Depreciation and amortization	59,383	52,834	112,217	132,251
Impairment charges	—	91,382	91,382	—
Other operating income (expense), net	3,246	(154)	3,092	(4,450)
Operating income	$133,688	$67,040	$200,728	$243,349	(17.5)%
Depreciation and amortization	59,383	52,834	112,217	132,251
Impairment	—	91,382	91,382	—
Other operating expense (income), net	(3,246)	154	(3,092)	4,450
Non-cash compensation expense	1,889	13,241	15,130	13,536
Restructuring and reorganization expenses	3,039	498	3,537	1,172
Adjusted EBITDA[1]	$194,753	$225,149	$419,902	$394,758	6.4%
Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information throughout the press release.

[1]
See the end of this press release for reconciliations of (i) Adjusted EBITDA to net income (loss) and (ii) revenue, excluding political advertising revenue, to revenue. See also the definition of Adjusted EBITDA under the Supplemental Disclosure section in this release.

[2]	See Supplemental Disclosure Regarding Non-GAAP Financial Information.

TABLE 1 - Statements of Operations

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	Three Months Ended June 30,
	2019	2019	2019	2018
Revenue	$635,646	$277,674	$913,320	$891,764
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	184,291	92,581	276,872	263,752
Selling, general and administrative expenses (excludes depreciation and amortization)	227,140	103,552	330,692	328,200
Corporate expenses (excludes depreciation and amortization)	34,390	18,979	53,369	52,478
Depreciation and amortization	59,383	14,544	73,927	64,877
Other operating income (expense), net	3,246	(127)	3,119	(1,218)
Operating income	133,688	47,891	181,579	181,239
Interest expense	69,711	(400)	69,311	10,613
Loss on investments, net	—	—	—	9,175
Equity in loss of nonconsolidated affiliates	(24)	(59)	(83)	(32)
Other income (expense), net	(9,157)	150	(9,007)	(2,058)
Reorganization items, net	—	9,497,944	9,497,944	(68,740)
Income from continuing operations before income taxes	54,796	9,546,326	9,601,122	108,971
Income tax benefit (expense)	(16,003)	(100,289)	(116,292)	(142,032)
Income (loss) from continuing operations	38,793	9,446,037	9,484,830	(33,061)
Income (loss) from discontinued operations, net of tax	—	1,854,677	1,854,677	(33,229)
Net income (loss)	38,793	11,300,714	11,339,507	(66,290)
Less amount attributable to noncontrolling interest	—	2,190	2,190	3,609
Net income (loss) attributable to the Company	$38,793	$11,298,524	$11,337,317	$(69,899)

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	Six Months Ended June 30,
	2019	2019	2019	2018
Revenue	$635,646	$1,073,471	$1,709,117	$1,664,536
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	184,291	359,696	543,987	504,818
Selling, general and administrative expenses (excludes depreciation and amortization)	227,140	436,345	663,485	674,292
Corporate expenses (excludes depreciation and amortization)	34,390	66,020	100,410	105,376
Depreciation and amortization	59,383	52,834	112,217	132,251
Impairment charges	—	91,382	91,382	—
Other operating income (expense), net	3,246	(154)	3,092	(4,450)
Operating income	133,688	67,040	200,728	243,349
Interest expense	69,711	(499)	69,212	331,746
Loss on investments, net	—	(10,237)	(10,237)	9,175
Equity in loss of nonconsolidated affiliates	(24)	(66)	(90)	(63)
Other expense, net	(9,157)	23	(9,134)	(22,474)
Reorganization items, net	—	9,461,826	9,461,826	(260,795)
Income (loss) from continuing operations before income taxes	54,796	9,519,085	9,573,881	(362,554)
Income tax benefit (expense)	(16,003)	(39,095)	(55,098)	20,701
Income (loss) from continuing operations	38,793	9,479,990	9,518,783	(341,853)
Loss from discontinued operations, net of tax	—	1,685,123	1,685,123	(157,477)
Net income (loss)	38,793	11,165,113	11,203,906	(499,330)
Less amount attributable to noncontrolling interest	—	(19,028)	(19,028)	(12,437)
Net income (loss) attributable to the Company	$38,793	$11,184,141	$11,222,934	$(486,893)

TABLE 2 - Selected Balance Sheet Information
Selected balance sheet information for June 30, 2019 and December 31, 2018:

	Successor Company	Predecessor Company
(In millions)	June 30, 2019	December 31, 2018
Cash	$127.2	$224.0
Total Current Assets	1,113.7	2,235.0
Net Property, Plant and Equipment	834.2	502.2
Total Assets	10,997.8	12,269.5
Current Liabilities (excluding current portion of long-term debt)	672.2	1,201.5
Long-term Debt (including current portion of long-term debt)	5,810.5	46.1
Shareholders’ Equity (Deficit)	2,820.0	(11,560.3)
Included within the Predecessor Company's Consolidated Balance Sheet as of December 31, 2018 were current assets, long-term assets, current liabilities and long-term liabilities of $1,015.8 million, $3,351.5 million, $729.8 million and $5,872.3 million, respectively, of the Company's Outdoor business classified as discontinued operations.

TABLE 3 - Total Debt
At June 30, 2019 and December 31, 2018, iHeartMedia, Inc. had total debt and cash and cash equivalents of:

(In millions)	Successor Company	Predecessor Company
	June 30, 2019	December 31, 2018
Term Loan Facility due 2026(1)	$3,498.2	$—
Debtors-in-Possession Facility(2)	—	—
Asset-based Revolving Credit Facility due 2023(2)	—	—
6.375% Senior Secured Notes due 2026	800.0	—
Other Secured Subsidiary Debt	4.4	—
Total Secured Debt	4,302.6	—

8.375% Senior Unsecured Notes due 2027	1,450.0	—
Other Subsidiary Debt	57.9	46.1
Purchase accounting adjustments and original issue discount	—	—
Long-term debt fees	—	—
Liabilities subject to compromise(3)	—	15,149.5
Total Debt	5,810.5	15,195.6
Less: Cash and cash equivalents	127.2	224.0
	$5,683.3	$14,971.6
1On August 7, 2019, we completed the sale of $750.0 million in aggregate principal amount of 5.25% Senior Secured Notes due 2027 (the "Notes") in a private placement. We used the net proceeds from the Notes, together with cash on hand, to prepay at par $740.0 million of borrowings outstanding under our term loan facility.
2The Debtors-in-Possession Facility (the "DIP Facility"), which terminated with our emergence from the Chapter 11 Cases, provided for borrowings of up to $450.0 million. Upon the effectiveness of the Plan of Reorganization on May 1, 2019, the DIP Facility was repaid and canceled and we entered into the Asset-based Revolving Credit Facility (the "ABL Facility"). As of June 30, 2019, we had a facility size of $450.0 million under iHeartCommunications' ABL Facility, had no outstanding borrowings and had $59.2 million of outstanding letters of credit, resulting in $390.8 million of excess availability.
3In connection with our Chapter 11 Cases, the $6.3 billion outstanding under the Senior Secured Credit Facilities, the $1,999.8 million outstanding under the 9.0% Priority Guarantee Notes due 2019, the $1,750.0 million outstanding under the 9.0% Priority Guarantee Notes due 2021, the $870.5 million of 11.25% Priority Guarantee Notes due 2021, the $1,000.0 million outstanding under the 9.0% Priority Guarantee Notes due 2022, the $950.0 million outstanding under the 10.625% Priority Guarantee Notes due 2023, $6.0 million outstanding Other Secured Subsidiary Debt, the $1,781.6 million outstanding under the 14.0% Senior Notes due 2021, the $475.0 million outstanding under the Legacy Notes and $10.8 million outstanding Other Subsidiary Debt were reclassified to Liabilities subject to compromise in our Consolidated Balance Sheet during the Predecessor period.
The current portion of long-term debt was $53.4 million and $46.1 million as of June 30, 2019 and December 31, 2018, respectively.
On May 1, 2019, in accordance with the Plan of Reorganization iHeart Operations, Inc., a wholly-owned subsidiary, issued and sold 60,000 shares of Series A Perpetual Preferred Stock for net proceeds of $58.4 million. The Series A Preferred Stock is mandatorily redeemable in ten years and is therefore classified as debt on our balance sheet, with dividends treated as interest expense.

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following tables set forth the Company’s Adjusted EBITDA for the three months and six months ended June 30, 2019 and 2018. Adjusted EBITDA is defined as consolidated Operating income adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, Selling, General and Administrative expenses, (“SG&A”) and Corporate expenses and non-cash compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Alternatively, Adjusted EBITDA is calculated as Consolidated net income (loss), adjusted to exclude Income tax (benefit) expense, Interest expense, Depreciation and amortization, Reorganization items, net, Other (income) expense, net, Loss on investments, net, Equity in earnings (loss) of nonconsolidated affiliates, Impairment charges, Other operating (income) expense, net, share-based compensation, and restructuring and reorganization expenses. Restructuring expenses primarily include severance expenses incurred in connection with cost savings initiatives and other expenses for matters management does not believe to be indicative of on-going operations. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin, among other measures, to evaluate the Company’s operating performance. Adjusted EBITDA is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.
The Company presents revenue, excluding the effects of political revenue. Due to the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting revenue, excluding the effects of political revenue, provides additional information to investors about the Company’s revenue growth from period to period.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) Adjusted EBITDA to net income (loss) and (ii) revenue, excluding political advertising revenue, to revenue.
Predecessor - Successor Presentation
Our financial results for the periods from April 1, 2019 through May 1, 2019, from January 1, 2019 through May 1, 2019 and for the three and six months ended June 30, 2018 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through June 30, 2019 are referred to as those of the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from April 1, 2019 through May 1, 2019, from January 1, 2019 through May 1, 2019 and the period from May 2, 2019 through June 30, 2019 separately, management views the Company’s operating results for the three and six months ended June 30, 2019 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the most meaningful comparison of our results to prior periods.

The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through June 30, 2019 against any of the previous periods reported in its Consolidated Financial Statements without combining it with the period from April 1, 2019 through May 1, 2019 and the period from January 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that the key performance metrics such as revenue, operating income and Adjusted EBITDA for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion included within this release also present the combined results for the three and six months ended June 30, 2019.
The combined results for the three months ended June 30, 2019, which we refer to herein as the results for the "three months ended June 30, 2019" represent the sum of the reported amounts for the Predecessor period from April 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through June 30, 2019. The combined results for the six months ended June 30, 2019, which we refer to herein as the results for the "six months ended June 30, 2019" represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through June 30, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our emergence from bankruptcy and may not be indicative of future results.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	Three Months Ended June 30,
	2019	2019	2019	2018
Net income (loss)	$38,793	$11,300,714	$11,339,507	$(66,290)
(Income) loss from discontinued operations, net of tax	—	(1,854,677)	(1,854,677)	33,229
Income tax (benefit) expense	16,003	100,289	116,292	142,032
Interest expense	69,711	(400)	69,311	10,613
Depreciation and amortization	59,383	14,544	73,927	64,877
EBITDA from continuing operations	$183,890	$9,560,470	$9,744,360	$184,461
Reorganization items, net	—	(9,497,944)	(9,497,944)	68,740
(Gain) loss on investments, net	—	—	—	(9,175)
Other (income) expense, net	9,157	(150)	9,007	2,058
Equity in (earnings) loss of nonconsolidated affiliates	24	59	83	32
Impairment charges	—	—	—	—
Other operating (income) expense, net	(3,246)	127	(3,119)	1,218
Share-based compensation	3,039	105	3,144	594
Restructuring and reorganization expenses	1,889	5,430	7,319	6,856
Adjusted EBITDA from continuing operations	$194,753	$68,097	$262,850	$254,784

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	Six Months Ended June 30,
	2019	2019	2019	2018
Net income (loss)	$38,793	$11,165,113	$11,203,906	$(499,330)
(Income) loss from discontinued operations, net of tax	—	(1,685,123)	(1,685,123)	157,477
Income tax (benefit) expense	16,003	39,095	55,098	(20,701)
Interest expense	69,711	(499)	69,212	331,746
Depreciation and amortization	59,383	52,834	112,217	132,251
EBITDA from continuing operations	$183,890	$9,571,420	$9,755,310	$101,443
Reorganization items, net	—	(9,461,826)	(9,461,826)	260,795
(Gain) loss on investments, net	—	10,237	10,237	(9,175)
Other (income) expense, net	9,157	(23)	9,134	22,474
Equity in (earnings) loss of nonconsolidated affiliates	24	66	90	63
Impairment charges	—	91,382	91,382	—
Other operating (income) expense, net	(3,246)	154	(3,092)	4,450
Share-based compensation	3,039	498	3,537	1,172
Restructuring and reorganization expenses	1,889	13,241	15,130	13,536
Adjusted EBITDA from continuing operations	$194,753	$225,149	$419,902	$394,758

Reconciliation of Revenue, excluding Political Advertising Revenue, to Revenue

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	Three Months Ended June 30,	% Change
	2019	2019	2019	2018
Consolidated revenue	$635,646	$277,674	$913,320	$891,764	2.4%
Excluding: Political revenue	(3,196)	(1,696)	(4,892)	(17,088)
Consolidated revenue, excluding effects of political revenue	$632,450	$275,978	$908,428	$874,676	3.9%

Audio revenue	$596,230	$260,461	$856,691	$831,948	3.0%
Excluding: Political revenue	(2,669)	(1,360)	(4,029)	(12,112)
Audio revenue excluding, effects of political revenue	$593,561	$259,101	$852,662	$819,836	4.0%

Audio & media services revenue	$40,537	$17,970	$58,507	$61,417	(4.7)%
Excluding: Political revenue	(527)	(336)	(863)	(4,976)
Audio & media services revenue, excluding effects of political revenue	$40,010	$17,634	$57,644	$56,441	2.1%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	Six Months Ended June 30,	% Change
	2019	2019	2019	2018
Consolidated revenue	$635,646	$1,073,471	$1,709,117	$1,664,536	2.7%
Excluding: Political revenue	(3,196)	(4,777)	(7,973)	(24,084)
Consolidated revenue, excluding effects of political revenue	$632,450	$1,068,694	$1,701,144	$1,640,452	3.7%

Audio revenue	$596,230	$1,006,677	$1,602,907	$1,557,050	2.9%
Excluding: Political revenue	(2,669)	(3,980)	(6,649)	(17,558)
Audio revenue excluding, effects of political revenue	$593,561	$1,002,697	$1,596,258	$1,539,492	3.7%

Audio & media services revenue	$40,537	$69,362	$109,899	$110,759	(0.8)%
Excluding: Political revenue	(527)	(797)	(1,324)	(6,526)
Audio & media services revenue, excluding effects of political revenue	$40,010	$68,565	$108,575	$104,233	4.2%

Revenue Streams
The tables below present the comparison of our historical revenue streams for the periods presented:

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from April 1, 2019 through May 1,	Three Months Ended June 30,	Three Months Ended June 30,	%
	2019	2019	2019	2018	Change
Broadcast Radio	$390,540	$170,632	$561,172	$568,968	(1.4)%
Digital	64,238	26,840	91,078	68,574	32.8%
Networks	105,426	50,889	156,315	146,981	6.4%
Sponsorship and Events	31,790	10,617	42,407	41,256	2.8%
Audio and Media Services	40,537	17,970	58,507	61,417	(4.7)%
Other	4,236	1,483	5,719	6,169	(7.3)%
Eliminations	(1,121)	(757)	(1,878)	(1,601)
Revenue, total	$635,646	$277,674	$913,320	$891,764	2.4%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through June 30,	Period from January 1, 2019 through May 1,	Six Months Ended June 30,	Six Months Ended June 30,	%
	2019	2019	2019	2018	Change
Broadcast Radio	$390,540	$657,864	$1,048,404	$1,059,111	(1.0)%
Digital	64,238	102,789	167,027	127,941	30.6%
Networks	105,426	189,088	294,514	279,032	5.5%
Sponsorship and Events	31,790	50,330	82,120	79,148	3.8%
Audio and Media Services	40,537	69,362	109,899	110,759	(0.8)%
Other	4,236	6,606	10,842	11,818	(8.3)%
Eliminations	(1,121)	(2,568)	(3,689)	(3,273)
Revenue, total	$635,646	$1,073,471	$1,709,117	$1,664,536	2.7%

Conference Call
iHeartMedia, Inc. will host a conference call to discuss results on August 15, 2019, at 8:30 a.m. Eastern Time. The conference call number is (800) 230-1059 (U.S. callers) and (612) 234-9959 (International callers) and the passcode for both is 470499. A live audio webcast of the conference call will also be available on the Investors homepage of iHeartMedia's website investor.iheartmedia.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (800) 475-6701 (U.S. callers) and (320) 365-3844 (International callers) and the passcode for both is 470799. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

About iHeartMedia, Inc.
iHeartMedia, Inc. (NASDAQ: IHRT) is the number one audio company in America based on consumer reach. The Company's leadership position in audio extends across multiple platforms, including more than 850 live broadcast stations; its iHeartRadio service available across more than 250 platforms and 2,000 devices including smart speakers, smartphones, TVs and gaming consoles; through its influencers; social; live events; podcasting; and information services for local communities. The company uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners, and uses the latest technology solutions to transform the company's products and services for the benefit of its consumers, communities, partners and advertisers. More information is available at investor.iheartmedia.com.

For further information, please contact:
Media
Wendy Goldberg
Executive Vice President and Chief Communications Officer
(212) 377-1105
Investors
Kareem Chin
Senior Vice President and Head of Investor Relations
(212) 377-1336

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries, including iHeartMedia Capital I, LLC and iHeartCommunications, Inc., to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our business plans, strategies and initiatives, our expectations about certain markets and our liquidity, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Various risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.